Exhibit 4.8

EXECUTION COPY

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THIS WARRANT.

MASCOMA CORPORATION

WARRANT TO PURCHASE PREFERRED STOCK

For value received and subject to the provisions set forth in this warrant (this “Warrant”), PINNACLE VENTURES II EQUITY HOLDINGS, L.L.C. and its assigns are entitled to purchase from MASCOMA CORPORATION, a Delaware corporation (the “Company”):

Shares of Preferred Stock:	The number of Shares for which this Warrant is exercisable shall equal $450,000 divided by the Exercise Price (as adjusted pursuant to Section 7 hereof)

Exercise Price:	See Section 1(c)

Term of Warrant:	See Section 2 below.

Warrant Date:	December 30, 2008

The number of Shares for which this Warrant is exercisable and the Exercise Price may be adjusted as specified in Section 5.

1. Definitions. As used herein, capitalized terms not otherwise defined herein shall have the meanings set forth in the introductory paragraph of this Warrant or the following meanings:

(a) “Applicable Stock” means (i) the series of convertible preferred stock sold in the Company’s next Qualified Financing, or, if such Qualified Financing has not occurred within 1 year from the Warrant Date, the Company’s presently authorized Series C Preferred Stock, (ii) after the conversion of all of the outstanding shares of such series of preferred stock into Common Stock, either automatically or by vote of the requisite holders thereof, the Company’s Common Stock, and (iii) upon any conversion, exchange, reclassification or change, any security into which the securities described in clauses (i) or (ii) of this definition may be converted, exchanged, reclassified or otherwise changed.

(b) “Common Stock” means the common stock of the Company.

(c) “Exercise Price” means the exercise price per share of Applicable Stock and shall equal the Next Round Price of a Qualified Financing occurring after the Warrant Date, or, in the event the Applicable Stock is Series C Preferred Stock, $6.40.

(d) “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

(e) “Loan Agreement” means that certain Loan and Security Agreement, dated as of the date hereof, by and among the Company, Pinnacle Ventures, L.L.C., as Agent, and the Lenders party thereto.

(f) “Next Round Price” means the price per share of the equity securities sold in the Company’s next Qualified Financing occurring after the Warrant Date.

(g) “Qualified Financing” means the sale after the date hereof and prior to the Company’s initial public offering, of a series of convertible preferred stock of the Company to purchasers resulting in gross proceeds to the Company of not less than $10,000,000 (excluding any bridge debt financing except to the extent actually converted to equity in the Company).

(h) “Shares” means the shares of Applicable Stock of Company issuable upon exercise of this Warrant.

(i) “Warrant Date” means the date of this Warrant specified in the introductory paragraph of this Warrant.

2. Term. The right to purchase Applicable Stock upon exercise hereof is exercisable at any time and from time to time from the Warrant Date until the earliest to occur of: (a) the tenth anniversary of the Warrant Date, or (b) the completion of (i) a consolidation or merger of the Company into or with any other entity or entities that results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a wholly owned subsidiary or merger in which the Company is the surviving corporation and, in either case, the holders of the Company’s voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction) or (ii) the sale or transfer by the Company of all or substantially all its assets.

3. Payment and Exercise.

(a) Methods of Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by (i) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased (the “Aggregate Purchase Price”); (ii) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit B duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company from the proceeds of the sale of shares to be sold by the Holder in such public offering of the Aggregate Purchase Price; or (iii) exercise of the “net issuance” right provided for in Section 3(b) hereof. The person or persons in whose name(s) any certificate(s) representing shares of Applicable Stock issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.

(b) Right to Convert Warrant into Stock: Net Issuance.

(i) Net Issuance Right. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Net Issuance Right”) into shares of Applicable Stock as provided in this Section 3(b) at any time or from time to time during the term of this Warrant. Upon exercise of the Net Issuance Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Applicable Stock as is determined according to the following formula:

X =	A-B
Y

Where: X =	the number of shares of Applicable Stock that shall be issued to Holder

Y =	the fair market value of one share of Applicable Stock

A =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

B =	the aggregate Exercise Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Net Issuance Right (i.e., the number of Converted Warrant Shares multiplied by the Exercise Price)

No fractional shares shall be issuable upon exercise of the Net Issuance Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Net Issuance Right shall be treated as if they were issued upon the exercise of this Warrant.

(ii) Exercise of Net Issuance Right. The Net Issuance Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A or Exhibit B hereto) specifying that the Holder thereby intends to exercise the Net Issuance Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3(b)(i) hereof as the Converted Warrant Shares) in exercise of the Net Issuance Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering (a “Public Offering”) pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Act”). Certificates for the shares issuable upon exercise of the Net Issuance Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(iii) Determination of Fair Market Value. For purposes of this Section 3(b), “fair market value” of a share of Applicable Stock (which shall be Common Stock if the Applicable Stock has been converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

(1) If the Net Issuance Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “price to the public” specified in the final prospectus with respect to such offering.

(2) If the Net Issuance Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

(A) If traded on a securities exchange, then the fair market value shall be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date;

(B) If traded on an over-the-counter system, then the fair market value shall be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date; and

(C) If there is no public market, then fair market value shall be determined in good faith by the Company’s Board of Directors.

In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days have not passed since the Company’s initial Public Offering then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the initial Public Offering and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid price, as applicable, for such trading day). If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

(c) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Applicable Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(b) (even if not surrendered) immediately before its expiration, including but not limited to expiration pursuant to Section 2. For purposes of such automatic exercise, the fair market value of one share of the Applicable Stock upon such expiration shall be determined pursuant to Section 3(b)(iii). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(c), the Company agrees to promptly notify the Holder of the number of Shares, if any, the Holder is to receive by reason of such automatic exercise.

4. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Applicable Stock to provide for the exercise of the rights represented by this Warrant and, while the Applicable Stock is convertible preferred stock, a sufficient number of shares of its Common Stock to provide for the conversion of the Applicable Stock into Common Stock.

5. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Applicable Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of the number of shares of Applicable Stock then purchasable under this Warrant. The provisions of this Section 5(a) shall similarly apply to successive reclassifications and changes.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Applicable Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Applicable Stock payable in Applicable Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Applicable Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Applicable Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Applicable Stock (except any distribution specifically provided for in Sections 5(a) and 5(b)), then, in each such case, provision shall be made by the Company such that the Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Applicable Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of Shares of Applicable Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

(e) Antidilution Rights. The other antidilution rights applicable to the Shares of Applicable Stock purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Warrant Date, a true and complete copy of which is attached hereto as Exhibit C (the “Charter”). The Company shall promptly provide the Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

6. Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder. In addition, whenever the conversion price or conversion ratio of the Applicable Stock shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Stock after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

7. Fractional Shares. No fractional shares of Applicable Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Applicable Stock on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

8. Compliance with Act; Disposition of Warrant or Shares of Applicable Stock.

(a) Compliance with Act. The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Applicable Stock to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Applicable Stock to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder shall confirm in writing that the shares of Applicable Stock so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Applicable Stock issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED. DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Applicable Stock acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of counsel, if requested by the Company, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Applicable Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Applicable Stock to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company shall have the right to consent to such transfer, which shall not be unreasonably withheld (except with respect to any transfer to any affiliate of the Holder, in which case no consent shall be required) (any such transfer as to which no consent is required or consent has been granted, a “Permitted Transfer”), and shall, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify the Holder whether the Holder may sell or otherwise dispose of this Warrant or such shares of Applicable Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(b) that the opinion of counsel or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, but subject to the right of the Company to consent, if applicable, this Warrant or such shares of Applicable Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Applicable Stock thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 8(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Applicable Stock or Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of or other holder of an interest in the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member or other holder of an interest, or (iii) to any affiliate of the Holder if the Holder is a corporation; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

9. Rights as Shareholders; Information. No Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Stock or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the shareholders.

10. Registration Rights. In connection with the closing of its next round of equity financing, the Company shall amend that certain Second Amended and Restated Registration Rights Agreement by and among the Company, the Investors (as defined therein), Pinnacle Ventures, L.L.C. and Key Stockholders (as defined therein) dated as of February 5, 2008 (the “Investor Rights Agreement”) to grant registration rights to the Holder for any Applicable Stock of the Company (after its conversion to Common Stock) obtained upon exercise of this Warrant, comparable to the registration rights granted to the investors in the Investor Rights Agreement, with the following exceptions and clarifications:

(1) The Holder will have not have the right to demand registration (other than a registration on Form S-3 or any successor form), but can otherwise participate in any registration demanded by others.

(2) The Holder will be subject to the same provisions regarding indemnification as contained in the Investor Rights Agreement.

(3) The registration rights are freely assignable by the Holder in connection with a Permitted Transfer of this Warrant or the Shares.

(4) Any underwriter’s “cut back” shall first apply to the rights of the Holder with respect to shares issued upon the exercise of this Warrant and then to the rights of other holders of the Company’s preferred stock (including the Holder with respect to any shares of preferred stock held other than as a result of the exercise of this Warrant).

11. Notice Rights.

(a) Acquisition Transactions. The Company shall provide the Holder with at least ten (10) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.

(b) Dividends and Repurchases. The Company shall provide the Holder with at least ten (10) days notice prior to the record date of any cash dividend with respect to or offer to repurchase the Applicable Stock.

(c) Liquidation. The Company shall provide the Holder with at least ten (10) days notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.

12. Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Applicable Stock and the holders thereof are as set forth in the Charter, and on the Warrant Date, each share of the Applicable Stock represented by this Warrant is convertible into one share of Common Stock.

(d) The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.

(e) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(f) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(g) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 44,390,967 shares.

13. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

14. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, or overnight courier or delivered personally to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

15. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

16. Lost Warrants or Stock Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

17. Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

18. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

19. Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

20. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

21. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

22. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

23. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

24. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter (other than, for the avoidance of doubt, the Warrant to purchase Series B Preferred Stock of the Company and the Warrant to purchase Series C Preferred Stock of the Company, each dated as of February 5, 2008).

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

MASCOMA CORPORATION

By	/s/ Bruce A. Jamerson

Name:	Bruce A. Jamerson
Title:	Chief Executive Officer

Address:	Mascoma Corporation
1380 Soldiers Field Road, Second Floor
Boston, MA 02135

EXHIBIT A

NOTICE OF EXERCISE

To:	MASCOMA CORPORATION (the “Company”)

1. The undersigned hereby:

☐	elects to purchase shares of [Applicable Stock] [Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to Shares of [Applicable Stock] [Common Stock].

2. Please issue a certificate or certificates representing                  shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

      (Date)

EXHIBIT B

NOTICE OF EXERCISE

To:	MASCOMA CORPORATION (the “Company”)

1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S    , filed                    , 200    , the undersigned hereby:

☐ elects to purchase                    shares of [Applicable Stock] [Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

☐ elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to                  Shares of [Applicable Stock] [Common Stock].

2. Please deliver to the custodian for the selling shareholders a stock certificate representing such                  shares.

3. The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $         or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT C

CHARTER

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MASCOMA CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF APRIL, A.D. 2008, AT 1:47 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4035312 8100 080482489 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6555045 DATE: 04-29-08

State of Delaware Secretary of State Division of Corporations Delivered 01:47 PM 04/29/2008 FILED 01:47 PM 04/29/2008 SRV 080482489 – 4035312 FILE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MASCOMA CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Mascoma Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Mascoma Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on October 14, 2005.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Third Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (the “Corporation”) is Mascoma Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington. Delaware, 19801. County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is (i) 43,632,812 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 33,047,490 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), of which: (A) 5,000,000 of such shares of Preferred Stock are designated as shares of Series A Preferred Stock (the “Series A Preferred”), (B) 5,162,500 of such shares of

Preferred Stock are designated as shares of Series A1 Preferred Stock (the “Series A1 Preferred”), (C) 11,503,746 of such shares of Preferred Stock are designated as shares of Series B Preferred Stock (the “Series B Preferred”), and (D) 10,756,244 of such shares of Preferred Stock are designated as shares of Series C Preferred Stock (the “Series C Preferred”), each with the rights and preferences set forth below.

The term “Preferred Stock” as used herein without reference to the Series A Preferred, the Series A1 Preferred, the Series B Preferred or the Series C Preferred shall mean the Series A Preferred, the Series A1 Preferred, the Series B Preferred and Series C Preferred share for share alike and without distinction as to series, except as otherwise expressly provided.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. Voting Rights. Subject to the rights and preferences of any Preferred Stock outstanding, the holders of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the shareholders of the Corporation.

2. Dividends. Subject to the rights and preferences of any Preferred Stock outstanding, dividends may be paid on the Common Stock out of funds legally available therefor as and when declared by the Board of Directors.

3. Liquidation Rights. Subject to the prior and superior right of any Preferred Stock outstanding, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive distributions as provided in Article FOURTH, Part B below.

4. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, of the Common Stock arc expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

5. Increase/Decrease of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law. the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

B.	PREFERRED STOCK

1. Dividends. The holders of shares of the Series A Preferred, the Series A1 Preferred, the Series B Preferred and Series C Preferred shall be entitled to receive non-cumulative dividends in preference to holders of Common Stock, if and when declared by the Board of Directors from funds that are legally available therefore, on a pari passu basis in proportion to the preferential amount each such holder is entitled to receive, at the rate of $.064 per share per annum for the Series A Preferred, $.08 per share per annum for the Series A1 Preferred, $.2136 per share per annum for the Series B Preferred and $.512 per share per annum for the Series C Preferred (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, distribution, combination of shares, reclassification of shares, recapitalization or other similar event). The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred, the Series A1 Preferred, the Series B Preferred and Series C Preferred then outstanding shall first receive a dividend on each outstanding share of the Series A Preferred, the Series A1 Preferred, the Series B Preferred and Series C Preferred in an amount at least equal to the amount described in the preceding sentence. The holders of Series A Preferred, Series A1 Preferred, Series B Preferred and Series C Preferred shall be entitled to participate pro rata on an as-converted-basis on any dividends paid to the holders of Common Stock.

2. Liquidation.

(a) Payment to Preferred Stock Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to receive an amount, such amount to be paid first out of the assets of the Corporation available for distribution to holders of the capital stock of all classes, equal to the original purchase price per share (the “Original Issue Price”) for each share of Series A Preferred, Series A1 Preferred, Series B Preferred, and Series C Preferred as follows: $0.80 per share with respect to the Series A Preferred, $1.00 per share with respect to the Series A1 Preferred, $2.67 per share with respect to the Series B Preferred, and $6.40 per share with respect to the Series C Preferred (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, distribution, combination of shares, reclassification of shares, recapitalization or other similar event) plus all dividends declared but unpaid thereon.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Preferred Stock of all amounts distributable to them under this Section 2(a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 3, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common stock.

(b) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(c) Merger as Liquidation etc. The (i) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions immediately after such consolidation, merger or reorganization (or, if the surviving entity is a wholly owned subsidiary, a consolidation or merger with its parent) or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (a “Merger” provided that a Merger shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof); or (ii) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation (unless such sale, lease, license or disposition is to a corporation or other entity the equity ownership of which reflects a change of fifty percent (50%) or less in voting power from the percentage voting power of the shareholders of the Corporation before such transaction) (an “Asset Transfer”), shall be a Deemed Liquidation Event, dissolution or winding up of the Corporation for purposes of this Section 2 unless the holders of at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock (voting as a single class on an as converted basis) elect to the contrary by giving written notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given, the provisions of Section 3(h) shall apply. The amount deemed distributed to the holders of Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

(d) Notice and Opportunity to Exercise Conversion Rights. Notwithstanding anything to the contrary that may be inferred from the provisions of this Section 2, each holder of shares of Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 6(b) hereof of any proposed liquidation, dissolution or winding up of the Corporation at least 20 days prior to date on which any such liquidation, dissolution or winding up of the Corporation is scheduled to occur and, at any time prior to any such liquidation, dissolution or winding up of the Corporation, to convert any or all of such holder’s shares of Preferred Stock into shares of Common Stock pursuant to Section 3 hereof.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Prices. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such share by the Conversion Price for such share, determined as hereinafter provided, in effect at the time of conversion. The “Conversion Price” shall mean, with respect to any share of Preferred Stock, the price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder of such share. The Conversion Price of a share of Preferred Stock shall initially be the Original Issue Price of such share. The initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided.

(b) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 4, the right to convert the shares (the “Conversion Rights”) designated for redemption pursuant to Section 3(a) shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock, unless such payments are not fully paid on such day, in which case the Conversion Rights for such shares shall continue until such payment is paid in full.

(c) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon (i) the written election of holders of sixty-seven percent (67%) of the Preferred Stock then outstanding, voting as a single class (an “Automatic Conversion Election”) or (ii) the closing of a public offering, underwritten by an investment banking firm approved by the holders of sixty-seven percent (67%) of the shares of Preferred Stock then outstanding, voting as a single class, pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public for a total offering of at least $20,000,000 (a “Qualifying Initial Public Offering”). In the event of a Qualifying Initial Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted their Preferred Stock until the closing of the Qualifying Initial Public Offering.

Upon the effective date of an Automatic Conversion Election or the closing of the Qualifying Initial Public Offering, all shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder of such shares notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(d) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the office of the Corporation or of any transfer agent for the Preferred Stock (or such holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except as set forth in the second paragraph of Section 3(c), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates for the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 3(e), the following definitions shall apply.

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of Preferred Stock was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than shares of Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(B) up to (i) 162,500 shares of Series A1 Preferred, (ii) 262,173 shares of Series B Preferred, and (iii) 109,375 shares of Series C Preferred, in each case issued for the Original Issue Price of such shares upon exercise or conversion of one or more warrants issued to a lender in connection with a loan to the Corporation;

(C) up to 8,000,000 shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to either (i) a stock purchase or option plan or other employee stock bonus arrangement in existence prior to the Original Issue Date or (ii) any stock purchase or option plan adopted by the Corporation after the Original Issue Date that in each case is approved by the affirmative vote of a majority of the Board of Directors, which vote must include at least two directors designated by the holders of the Preferred Stock, one of whom shall be the director which General Catalyst Partners shall have designated (a “Majority of the Directors”) (collectively with the plans or arrangements identified in subclause (i), the “Plans” and each individually a “Plan”); provided, however, that the number of shares referred to in this clause may be adjusted pursuant to provisions for adjustment in case of stock split, stock dividend, distribution, combination, reclassification, recapitalization or other similar event contained in any such Plan; and provided further that such number of shares may be adjusted upward by the affirmative vote of the a Majority of the Directors;

(D) shares of Common Stock issued or issuable upon exercise of options or convertible securities issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by an affirmative vote of a Majority of the Directors;

(E) shares of Common Stock and shares of Common Stock issuable upon exercise of Options or Convertible Securities issued to banks, equipment lessors, venture debt lenders or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by an affirmative vote of a Majority of the Directors;

(F) shares of Common Stock issued to Dartmouth College in connection with a licensing agreement approved by a majority of the Board of Directors of the Corporation;

(G) shares of Common Stock issued to Advanced Bioconversion Technologies, Inc. in connection with an asset purchase agreement approved by a majority of the Board of Directors of the Corporation;

(H) shares of Common Stock issued to the University of Stellenbosch, or an affiliated entity thereof, in connection with a licensing agreement approved by a majority of the Board of Directors of the Corporation; and

(I) shares of Common Stock issued in connection with a licensing agreement approved by an affirmative vote of a Majority of the Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which Preferred Stock is convertible shall be made, by adjustment in the Conversion Price, in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the relevant Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(iii) Issue or Sale of Securities Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from lime to time after the Original Issue Date shall issue or sell any Options or Convertible Securities (other than those excluded from the definition of Additional Shares of Common Stock in Section 3(e)(i)(4) pursuant to clauses (i)(4)(A), (i)(4)(B), (i)(4)(C), (i)(4)(D) or (i)(4)(E) thereof) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or sale or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e)(v)) received for such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue or sale or such record date, as the case may be; and provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue hereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(e)(iii) as of the actual date of their issuance.

(2) Stock Dividends Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

(B) at the time at which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(e)(iii) as of the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance, Sale or Deemed Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue or sell Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 3(e)(iii)(1) but not including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(e)(iii)(2) as a result of a dividend or other distribution on the Common Stock payable in Common Stock or a subdivision of outstanding shares of Common Stock), without consideration or for a consideration per share less than the Conversion Price of a particular series of Preferred Stock in effect on the date of and immediately prior to such issue or sale, then and in such event, the Conversion Price with respect to such Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

New Conversion Price =	P1 Q1 + P2 Q2
Q1+ Q2

where:

P1 =	Conversion Price of Preferred Stock in effect immediately prior to such new issue or sale.

Q1 =	Number of shares of Common Stock deemed outstanding immediately prior to such new issue or sale.

P2 =	Weighted average price per share of Common Stock received by the Corporation upon such new issue or sale.

Q2 =	Number of shares of Common Stock issued or sold, or deemed to have been issued, in the subject transaction.

For the purpose of this Section 3(e)(iv), (i) the number of shares of Common Stock outstanding at any given time shall exclude shares in the treasury of the Corporation or shares of Common Stock held for the account of the Corporation or any of its subsidiaries; and (ii) all shares of Common Stock issuable upon conversion or exercise of shares of Preferred Stock, other Convertible Securities and options outstanding immediately prior to the issue or sale of Additional Shares of Common Stock triggering the adjustment provided for, by this Section 3(c)(iv) shall be deemed to be outstanding shares of Common Stock for purposes of calculating such adjustment. Anything contained in this Section 3(e)(iv) to the contrary notwithstanding, the applicable Conversion Price shall not be reduced at any time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carved forward, shall aggregate $.01 or more.

(v) Determination of Consideration. For purposes of this Section 3(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iii)(1) relating to Options and Convertible Securities shall be determined by dividing (x) the total amount, if any, received or receivable as consideration for the issue of such Options or Convertible Securities plus the minimum aggregate amount, of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends Distributions or Subdivisions. In the event Additional Shares of Common Stock shall be deemed to have been issued in a dividend or other distribution on the Common Stock payable in Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) described in Section 3(e)(iii)(2), the Conversion Price in effect immediately prior to the record date or effectiveness, as the case may be, of such dividend, distribution or subdivision shall, concurrently with such record date or effectiveness, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(g) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share, into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect and the number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Adjustment for Merger or Asset Transfer. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall merge or consolidate with or into another entity or sell, lease, give an exclusive license to, or otherwise dispose of all or substantially all of its assets (other than a Merger or Asset Transfer that is treated as a liquidation pursuant to Section 2(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such

Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) Waiver of Anti-dilution Protection. To the extent that the provisions of Sections 3(e), 3(f), 3(g) and 3(h) apply to Preferred Stock, such provisions may be waived by the written consent of the holders of at least sixty-seven percent (67%) in voting power of shares of Preferred Stock then outstanding. For the purposes of this Section 3(i), a waiver on one occasion shall not constitute a waiver on any further occasion.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, summarizing the principal facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of each share of Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Merger (as defined in Section 2(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any Asset Transfer (as defined in Section 2(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of sixty-seven percent (67%) of the outstanding Preferred Stock, voting as a single class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Merger, reorganization, reclassification, transfer, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and the date before which the holders of at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting as a single class, must elect for Section 3(h) to apply, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Merger, reorganization, reclassification, transfer, Asset Transfer, dissolution, liquidation or winding up.

(1) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of Preferred Stock.

(n) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner that interferes with the timely conversion or transfer of such Preferred Stock or Common Stock, except as may otherwise be required by applicable law.

4. Redemption.

(a) Redemption. Shares of Series A Preferred, Series A1 Preferred, Series B Preferred and Series C Preferred (collectively, the “Redemption Stock”) shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Original Issue Price with respect to such shares, plus any accrued but unpaid dividends thereon (the “Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after February 5, 2015 from the holders of at least sixty-seven percent (67%) of the then outstanding shares of Redemption Stock, of written notice requesting redemption of all shares of Redemption Stock (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Redemption Stock owned by each holder, that number of outstanding shares of Redemption Stock determined by dividing (i) the total number of shares of Redemption Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Redemption Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore.

(b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Redemption Stock not less than 20 days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Redemption Stock held of record by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 3(b)); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Redemption Stock to be redeemed.

(c) Surrender of Certificates: Payment. On or before the applicable Redemption Date, each holder of shares of Redemption Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 3(a), shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Redemption Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption Date. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Redemption Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Redemption Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Redemption Stock shall cease to accrue after such Redemption Dale and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

5. Voting Rights. Except as otherwise required by law or hereinafter set forth, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any meeting of stockholders and to vole as one class upon any matter submitted to the stockholders for a vote, on the following basis:

(a) Holders of Common Stock shall have one vote per share; and

(b) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

Without limiting the generality of the foregoing, and notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Preferred Stock and Common Stock, voting as one class in accordance with the provisions of this Section 5. Except as otherwise hereinafter set forth, with respect to all questions as to which, under law, stockholders are entitled to vote by classes, the Preferred Stock shall vote together as a single class separately from the Common Stock.

6. Covenants.

(a) As long as at least 18% of the originally issued Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment of this Certificate of Incorporation, merger, consolidation, operation of law or otherwise, without first having provided the written notice of such proposed action to each holder of outstanding shares of Preferred Stock required by Section 6(b) and having obtained the affirmative vote or written consent of the holders of not less than sixty-seven (67%) of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class, with each share of Preferred Stock entitling the holder thereof to that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could then be converted:

(i) alter or change the rights, preferences, or privileges of the Preferred Stock;

(ii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(iii) create (by reclassification or otherwise), authorize or issue any other class or classes of stock or series of Common Stock or Preferred Stock or any security convertible into or evidencing the right to purchase shares of any class or series of Common Stock or Preferred Stock or any capital stock of the Corporation having rights, preferences or privileges senior to or in parity with the Preferred Stock in any respect;

(iv) redeem, purchase, retire or otherwise acquire for value (or pay into or set aside for a sinking fund, or apply any of its assets, for such purpose), or declare and pay or set aside funds for the, payment of any dividend with respect to, any share or shares of capital stock, directly or indirectly, through subsidiaries or otherwise, except for: (A) the repurchase of unvested shares from officers, employees, directors or consultants of the Corporation at cost, pursuant to the terms of agreements that were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock), (B) a redemption approved by a Majority of the Directors or (C) the repurchase of shares pursuant to an agreement or arrangement previously approved by holders of Preferred Stock;

(v) pay or declare any dividend or distribution on any shares of Common Stock or Preferred Stock;

(vi) increase or decrease the authorized number of directors of the Corporation;

(vii) effect any Asset Transfer (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money), any liquidation, dissolution or winding up of the Corporation, or any Merger;

(viii) amend the terms of Common Stock, including increasing or decreasing the authorized number of shares of Common Stock;

(ix) authorize any transaction with senior management of the Corporation, except for arms length employment agreements approved by the Board of Directors; or

(x) otherwise amend the Corporation’s Certificate of Incorporation or by-laws;

(b) Any other provision of the Corporation’s Certificate of Incorporation or by-laws to the contrary notwithstanding, notice of any action specified in Section 6(a) shall be given by the Corporation to each holder of outstanding shares of Preferred Stock by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Corporation, at least 20 days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least 20 days before the date when such proposed action is scheduled to occur. The holders of at least sixty-seven percent (67%) of the outstanding shares of Preferred Stock may waive any notice required by Section 2(d) or this Section 6(b) by a written document indicating such waiver.

7. Election of Board of Directors.

(a) The holders of Preferred Stock, voting as a single class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(b) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(c) The holders of at least sixty-seven percent (67%) of the Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation and this Certificate of Incorporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation; and

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation; and

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation; and

(d) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

SIXTH: The Corporation shall indemnify each person who at anytime is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law, as the same exists or may hereafter be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Notwithstanding the foregoing, the Corporation shall not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made; be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a

Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*    *    *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Third Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 29th day of April, 2008.

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Chief Executive Officer

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